Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors of InflaRx N.V.:

We consent to the use of our report dated April 28, 2020, with respect to the consolidated statements of financial position of InflaRx N.V. as of December 31, 2019 and 2018, and the related consolidated statements of comprehensive loss, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2019, incorporated by reference herein.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

Leipzig, Germany
July 30, 2020